Exhibit 5

November 4, 2002


The Board of Directors
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, CT  06901

Re:      Patriot National Bank - Registration Statement on Form S-3

Dear Sirs:

We have acted as counsel for Patriot National Bancorp, Inc., a Connecticut corporation (the "Company"), in connection with the potential offer and sale by or on behalf of Angelo De Caro of up to 193,000 shares (the "Shares") of the Company's Common Stock, par value $2.00 per share (the "Common Stock"), as more particularly described in the Company's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and such other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein, including the following: (a) the Company's Certificate of Incorporation in the form filed as Exhibit 3(i) to the Company's Current Report on Form 8-K dated December 1, 1999; (b) the Company's By-laws in the form filed as Exhibit 3(ii) to the Company's Current Report on Form 8-K dated December 1, 1999; (c) the Registration Statement; (d) the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 28, 2000; (e) resolutions adopted by the Board of Directors of the Company at a meeting held on April 27, 2000; and (f) the letter dated August 8, 2000

The Board of Directors
Patriot National Bancorp, Inc.             -2-                  November 4, 2002

from the Company to Registrar and Transfer Company with respect to the issuance of the Shares.

In our examination of the foregoing agreements, instruments, certificates and other documents, we have assumed that: (a) the statements made therein are accurate and complete; (b) the signatures on documents and instruments submitted to us as originals are authentic; and (c) documents submitted to us as copies of original documents conform with the originals thereof. We have been advised by the Company that the Company received in cash the full amount of the purchase price for each of the Shares.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and sale, have been validly issued and are fully paid and nonassessable.

No opinion is expressed herein other than under the laws of the State of Connecticut.

We hereby consent to the use of our name under the caption "Legality" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

Very truly yours,

CUMMINGS & LOCKWOOD LLC


By      /s/ PAUL G. HUGHES
   ----------------------------
         Paul G. Hughes
         Authorized Member